Exhibit 4.36

CERTAIN INFORMATION MARKED WITH [***] HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (the “Agreement”) is effective as of the 16th day of May, 2018 (the "Effective Date").

BETWEEN:

The Royal Institution for the Advancement of Learning/McGill University, a Canadian University with principal offices at 845 Sherbrooke Street, West, James Administration Building Room 429, Montreal, Quebec, H3A OG4, Canada and herein acting and represented by its duly authorised representatives ("McGill"); and

Florida Institute of Technology, Inc. an American University with principal offices at 150 W. University Blvd., Melbourne, FL 32901, United States of America, and herein acting and represented by its duly authorised representatives ("Florida Tech")

("McGill" and "Florida Tech" are hereinafter referred to collectively as "Licensors")

AND:

Fairhaven Pharmaceuticals Inc. (formerly 9657754 Canada Inc.) with principal offices at 1917 West 4th Avenue, Suite 390, Vancouver, BC V6J 1M7, Canada, and herein acting and represented by its duly authorised representatives (hereinafter called "Licensee")

Licensors and Licensee are hereinafter referred to individually as a "Party" and collectively as the "Parties".

1.     PREAMBLE:

WHEREAS Licensors, by virtue of their roles as educational institutions, carry out scientific research through their respective faculty, staff, and students, and are committed to bringing the results of that research into widespread use.

WHEREAS Licensors are joint owners of the entire right, title, and interest in the LICENSED PATENT(S).

WHEREAS Licensee desires to obtain license rights to the Licensed Patents under the terms and conditions of this License Agreement.

WHEREAS the Parties entered into a License Agreement in respect of the Licensed Patents on dated May 16, 2018 (the “Original License Agreement”).

WHEREAS in connection with a transaction pursuant to which Liminal BioSciences Inc. will purchase all of the shares of Licensee, the Parties wish to clarify their respective rights and

Obligations;

WHEREAS as of the Effective Date of this Agreement, the Parties have determined to amend and restate the Original License Agreement in its entirety as provided herein.

NOW THEREFORE in consideration of the mutual promises and covenants herein contained, the Parties agree as follows:

2	DEFINITIONS

When used in this Agreement, the following terms shall have the following meaning unless otherwise expressly provided:

2.1

"AFFILIATES" means, with respect to a Party to this Agreement, any Person who, directly or indirectly controls, is controlled by, or is under common control with such Party. The term control means in relation to a Person that is a body corporate, the ownership, directly or indirectly, of voting securities of such Person carrying more than fifty percent (50%) of the voting rights attaching to all voting securities of such Person or the right to elect or appoint a majority of the board of directors. In the event Licensee desires to extend its rights to its Affiliates, Licensee shall cause its Affiliates to enter into this Agreement or (b) a joinder agreement, in a form satisfactory to Licensors, agreeing to be bound by all of the conditions of this Agreement as if such Affiliates were an original party to this Agreement.

2.2

"CONFIDENTIAL INFORMATION" means and includes all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, regardless whether the disclosing party identifies such information as confidential or proprietary at the time it is delivered or communicated to the other party.

2.3

“INTELLECTUAL PROPERTY” means any and all intellectual and industrial property rights, including (without limitation), scientific formulae, data, discoveries, inventions, ideas, trade secrets, copyrights, software, models, prototypes, specifications, patterns, drawings, algorithms, concepts, products, compositions, processes and protocols, methods, tests and improvements, Know-How, machines, devices, and computer programs and includes any and all registrations and applications for patents, industrial designs, copyrights, and trademarks which embody, emulate or employ any part of the foregoing.

2.4

“KNOW-HOW” means the skill and ingenuity acquired based on an amalgamation of information including, without limitation, the Confidential Information, trade secrets, technical information, procedures, processes, formulas, technical uses, data, diagrams, drawings, specifications, list of materials, manufacturer guidelines and other information.

2.5	“LICENSED KNOW-HOW” means any Know-How related to the inventions described in the Licensed Patents that is owned or controlled by the Licensors.
2.6

"LICENSED PATENT(S)" means those patents and patent applications identified in Appendix "A” and all patents claiming priority thereto or arising therefrom, including domestic or foreign, provisionals, divisionals, continuations, reissues, re- examinations, renewals, extensions, and supplementary protection certificates of any such patents and patent applications, as well as all divisionals and continuations of these   continuations-   in-part,   patents   arising   therefrom,   and   foreign   patents,

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extensions, and supplemental protection certificates and applications corresponding thereto.

2.7

"LICENSED PRODUCT(S)" means any tangible device, material, service or process which, in the course of exploitation (including distribution, provision, manufacture, use, import or sale or other disposition of products or services) which would, in the absence of this Agreement, infringe one or more issued or pending claim(s) of the Licensed Patents.

2.8	''NET SALES REVENUE" means [***].
2.9	"PERSON" means an individual, partnership, corporation, company, trust, unincorporated association, joint venture, governmental entity or any other entity.
3	LICENSE GRANTED
3.1

Licensors hereby grant to Licensee the worldwide, exclusive royalty-bearing right to use and practice the Licensed Patents and Licensed Know-How, with the exclusive right to develop, modify, adapt, improve, and customize Licensed Products, and the right to make, have made, commercialize, exploit, reproduce, market, sell, rent, distribute, lease or otherwise transfer, import and export the Licensed Product(s), contingent upon Licensee's material compliance with the terms hereof.

3.2

Licensors grant Licensee only the right to grant sub-licenses to any Persons, subject to compliance with the terms and conditions described in Section 3.4. No other sub-licensing rights or licenses are granted to Licensee.

3.3	To the extent that any of Licensee's Affiliates wishes to exercise any rights granted to Licensee hereunder in accordance with Section 2.1, Licensee shall [***]

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3.4	RIGHTS TO SUB-LICENSE

The right to sub-license granted to Licensee under Section 3.2 is subject to the following conditions:

(a)

within [***] of the execution of a sub-license agreement, Licensee shall forward to Licensors a fully executed copy of such sub- license agreement. If the agreement is in a language other than English, Licensee shall provide Licensors with an English translation. In case the sub-license agreement is subsequently amended, Section 3.4 (b) shall apply and a copy of the signed amended agreement shall be sent to Licensors within [***] after execution; and,

(b)

all sub-licenses granted by Licensee shall impose obligations, responsibilities and standards upon any sub-licensee that, in all material respects, are not less than those imposed on Licensee by this Agreement. Each sub-license shall specifically refer to this Agreement and to all rights retained by Licensors or required to be granted back to Licensors from Licensee or the sub-licensee; and,

(c)	Each sub-license agreement shall include a provision to the effect that in the event that this Agreement is terminated, [***]; and,

(d)

Licensee shall be solely responsible for the enforcement of the terms of any sub-license, for collection of payment due thereunder and for inspecting the accounts and records kept by the sub-licensee to ascertain the Net Sales Revenue; and

(e)	[***]; and

(f)	[***]

3.5	RIGHTS RESERVED

Notwithstanding the exclusive license granted herein, Licensors reserve the right for themselves and their affiliates to use and practice the Licensed Patents and any Licensed Know-How related to the inventions described in the Licensed Patents for their own respective internal purposes (which excludes commercial exploitations), including teaching, research, continuing research, [***] and all other practise or utilization of the Licensed Products as well as collaborations with other institutions.

3.6	OWNERSHIP OF IMPROVEMENTS

All right, title and interest in and to any improvement, addition, enhancement or modification related in any way to the Licensed Patents and Licensed Know-How that is made directly or indirectly by Licensee, its Affiliates or Sublicensees as a result of the exercise of their rights under this Agreement shall be solely owned by Licensee, including all Intellectual Property Rights related thereto. All right, title and interest in and to any improvement, addition, enhancement or modification related in any way to the Licensed Patents and Licensed Know-How that is made directly or indirectly by the Licensors shall be solely owned by the Licensors.

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3.7	NO FURTHER GRANT

This Agreement shall not be interpreted or construed as granting to Licensee any rights, express or implied, by estoppel or otherwise, to any Intellectual Property Rights or Know-How not specifically licensed under this Agreement, and all rights not expressly granted to Licensee by this Agreement are expressly reserved by Licensors. For the removal of doubt, Licensee shall have no right to the Licensed Patents or Licensed Know-How except as expressly licensed herein.

4	CONSIDERATION

In consideration for the licenses and rights granted hereunder, Licensee shall pay to Licensors;

4.1	A royalty based on a percentage (%) of Net Sales Revenue and payable as set forth in Appendix "B'.

4.2	No multiple royalties shall be payable because any Licensed Products are covered by more than one of the Licensed Patents.

4.3

On sales of Licensed Product(s) by Licensee made in other than arm's-length transactions by Licensee (and except for sales by Licensee to Affiliates or Sublicensees for further resale), the value of the Net Sales Revenue attributed under this Section to such a transaction shall be [***].

4.4

Unless otherwise provided herein, all payments required under this Agreement shall be payable [***] of the due date. Payments past due shall bear interest at the rate of [***] per [***], or the maximum interest rate allowed by applicable law, whichever is less.

4.5

With respect to payments to McGill in accordance with Appendix "B", all payments to McGill under this Agreement shall be made in Canadian dollars by cheque payable to "McGill University". If Licensee receives amounts payable to McGill in currency other than Canadian dollars, the revenues shall be converted into Canadian dollars at the conversion rate for the foreign currency as published by the Bank of Canada as of the last business day of the applicable calendar quarter. With respect to payments to Florida Tech in accordance with Appendix "B", all payments to Florida Tech under this Agreement shall be made in US dollars by cheque payable to "Florida Institute of Technology, Inc." If Licensee receives amounts payable to Florida Tech in currency other than US dollars, the revenues shall be converted into US dollars at the average conversion rate for the foreign currency as published by the United States Federal Reserve of the applicable calendar quarter.

5	REPORTS

5.1

Licensee shall deliver to Licensors within [***] after the end of each calendar quarter or such other period as otherwise defined in Appendix "B'', a written report certified by the chief financial officer of Licensee, setting forth the calculation of royalties due to Licensors for such period, including the following data as related to this Agreement without limitation:

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(a)	Net Sales Revenue listed by country, showing [***].

(b)	Royalties payable.

(c)	Number or quantity of Licensed Product(s) sold, listed by country.

(d)	A nil report if applicable.

5.2	Licensee shall provide to Licensors, within [***], a copy of the annual report of the company, if any, including its audited financial statement.

6	AUDIT

6.1

Licensee and its Affiliates who execute a joinder of rights under this Agreement shall keep at their own expense, accurate books of accounts, using International Financial Reporting Standards (IFRS), detailing all data necessary to calculate and easily audit any payment due to Licensors under this Agreement.

6.2

Licensors shall have the right, once per calendar year and upon at least [***] written notice, to audit Licensee books of accounts to verify compliance with the terms of this Agreement. The audit may be performed at any time within [***] years after the end of any reporting period to which the books of accounts pertains to, by Licensors or their agents. Access to Licensee's books and records shall be made available at least once each year. The audit shall be performed during normal business hours at Licensee principal place of business or at such other site as may be agreed upon by Licensors and Licensee.

6.3

Licensee shall cooperate with Licensors in its performance of an audit, and respond with diligence to any reasonable request from Licensors for further documents, instruments or assurances in order to carry out the provisions of this Section of the Agreement

6.4

Information gained in such an audit and all books of account shall be treated as Confidential Information of the Licensee. Licensors agrees to impose a similar requirement of confidentiality on any agent appointed by Licensors to conduct the audit.

6.5

If the audit shows that Licensee has paid less than required under this Agreement, Licensee shall promptly pay the additional amount due. If the amount of underpayment exceeds [***] percent ([***]%) of the amount that should have been paid, Licensee shall also pay the full cost of the audit and accrued interest on the difference. Any overpayment amount shall be credited against payments due to Licensors in the following year.

7	FURTHER OBLIGATIONS OF LICENSEE

7.1	DILIGENT EFFORT

Licensee shall use Diligent Efforts, as that term is defined below, to develop the Licensed Patents and to introduce Licensed Product(s) into the commercial

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market as soon as practicable consistent with sound and reasonable business practice and judgement, in order to maximise Net Sales Revenue. Thereafter, and until the expiration of this Agreement, [***]:

7.1.1	[***].
7.1.2	[***].

7.2

Insurance. Licensee shall secure policies of insurance prior to manufacturing, import, offer for sale or use of Licensed Product providing for coverage at least as follows, and shall maintain such insurance, at Licensee's sole expense, for as long as this Agreement has not been terminated by any of the parties or has terminated under its own terms. Licensee and each Licensor, individually, shall be named insureds under the policies of insurance. Failure to pay premiums by their due date shall constitute an immediate breach of a material term of this Agreement.

7.2.1	[***].

7.2.2	[***]

8	CONFIDENTIALITY

8.1

Non-Disclosure by Licensee. Licensee shall maintain in confidence and not disclose to any third party any Confidential Information of Licensors. Licensee shall ensure that its employees have access to Confidential Information only on a need- to-know basis and are obligated to abide by Licensee's obligations under this Agreement.  The foregoing obligation shall not apply to:

8.1.1

Information that is known to Licensee or independently developed by Licensee prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to Licensors upon receipt of the Confidential Information;

8.1.2	Information disclosed to Licensee by a third party that has a right to make such disclosure;

8.1.3	Information that becomes patented, published or otherwise part of the public domain through no fault of the Licensee; or

8.1.4

Information that is required to be disclosed by order of governmental authority or a court of competent jurisdiction; provided that Licensee shall use best efforts to obtain confidential treatment of such information by the agency or court and shall promptly inform Licensors of such disclosure.

8.2

Limited Non-Disclosure by Licensors. Licensors shall not be obligated to accept any Confidential Information from Licensee except for the reports required hereunder. Licensors shall maintain such reports in confidence (subject to exceptions similar to those applicable to Licensee under 8.1 Confidentiality) and not disclose such reports to any third party other than Licensors' outside advisors who are under similar obligations of confidentiality. In the event that other Confidential Information of Licensee is provided to Licensor, Licensor shall also maintain such reports in confidence (subject to exceptions similar to those

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applicable to Licensee under 8.1 Confidentiality) and not disclose such reports to any third party other than Licensors' outside advisors who are under similar obligations of confidentiality

9	PATENT PROSECUTION AND MAINTENANCE

9.1	PROSECUTION

9.1.1

Licensee shall bear responsibility for patent prosecution, filing and maintenance for all Licensed Patents, provided, however, that Licensor shall be given reasonable opportunity to advise Licensee concerning such matters. The parties agree to cooperate with one another in such matters and Licensor will be kept informed at all times of the prosecution activities in respect of the Licensed Patents.

9.1.2

No claims of the Licensed Patent(s) shall be modified, deleted, or abandoned by Licensee or its patent counsel without the express, prior written approval of Licensor, such approval shall not be unreasonably withheld or delayed. Failure by Licensor to object to such modifications, deletions or abandonments within [***] of receiving such notice shall be deemed approval by Licensor.

9.2	FEES AND COSTS

9.2.1

Licensee shall be solely responsible for the payment of all maintenance and other fees relating to the filing, prosecution, and maintenance of the Licensed Patent(s). At least [***] prior to the time payment of such fees is required, Licensee shall make the necessary payment and give Licensor written notice that such fees have been paid. If Licensor does not receive such notice, Licensor may, in its discretion, pay the fees and Licensee shall immediately reimburse Licensor.

9.2.2

Licensee shall have the ultimate responsibility for meeting all payment, cost, and filing deadlines concerning the Licensed Patent(s) and any other form of intellectual property protection associated with the Licensed Patent(s). Licensee shall have no claim of damages against Licensor, its officers, administrators, or employees, should any such payment or cost not be made or any such deadline not be met, and Licensee's failure to meet any such deadline or pay any such fee or cost shall not be considered a breach of this Agreement.

9.3	IDENTIFICATION OF LICENSED PRODUCTS

9.3.1

Licensee shall comply with all applicable statutes relating to the identification of Licensed Product(s) and their packaging with patent pending, patent number(s), copyrights, or other intellectual property notices and legends required to maintain the intellectual property rights licensed in this Agreement.

10	DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY

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10.1	MERCHANTABILITY OF LICENSED PRODUCT(S)

The Licensed Patents and Licensed Know-How licensed under this Agreement are provided on an "as is" basis.

10.2

Licensors make no representations, extend no warranties of any kind, either express or implied, and assume no responsibilities whatsoever with respect to the use, sale, or other disposition by Licensee, its Affiliates and sub- licensee(s), or their vendees or other transferees of Licensed Product(s) incorporating or made by use of the Licensed Patent(s) or Licensed Know- How licensed hereunder. There are no express or implied warranties of  merchantability or fitness for a particular purpose, or that the use of the  Licensed Patents, Licensed Product or any Licensed Know-How licensed hereunder will not infringe any patent, copyright, trademark, service mark, or other proprietary rights of others. Licensors shall not be liable to licensee, licensee's sub-licensees (if any) or their respective successors or assigns or any third party with respect to: any claim arising from use of the Licensed

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Patents, technical information, Licensed Products or any Licensed Know-How licensed under this Agreement or from the manufacture, use or sale of Licensed Products; or any claim for loss of profits, loss or interruption of business, or for indirect, special or consequential damages of any kind. Licensee warrants and represents that they have performed their own, independent audit and review of the Licensed Patents, including currently pending patent applications, and all patent file histories, in all jurisdictions worldwide, and have received their own counsel regarding the likelihood of allowance of any pending or anticipated patent claim; the relevancy of any cited art to the purposes of Licensee's use of the Licensed Patents, the validity of any issued patent claim; or the sufficiency of patent prosecution of the Licensed Patents. The Parties further stipulate and agree that Licensee has not relied upon any communication or statement by Licensors as to the validity, enforceability, claim scope, sufficiency of prosecution, sufficiency of fee payments, or any other aspect of the Licensed Patents in making its decision to enter into this Agreement, and that any such statement that may have been made were for discussion only, and were not made for any purpose related to this Agreement. Licensee enters into this Agreement after performing is own due diligence on the Licensed Patents and waives all claims it may have regarding the likelihood of allowance of any pending or anticipated patent claim; the relevancy of any cited art to the purposes of Licensee's use of the Licensed Patents, the validity of any issued patent claim; or the sufficiency of patent prosecution of the Licensed Patents.

10.3	Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as:
(a)	A warranty or representation by Licensors as to rights in any technology or the validity or scope of any of the Licensed Patent(s) or Licensed Know-How;
(b)

An obligation to furnish any technology not specifically agreed to in this Agreement, to bring or prosecute actions or suits against third parties for infringement or to provide any services other than those specified in this Agreement.

11	INDEMNIFICATION
11.1

Licensee shall indemnify, defend and hold Licensors, their employees, students, officers, agents, Affiliates, and representatives harmless from and against any and all liability, demands damages losses, and expenses [***], for death, personal injury, illness, property damage, non-compliance with applicable laws and any other claim, proceeding, demand, expense and liability of any kind whatsoever in connection with or arising out of:

(a)	[***];

(b)	[***]; or

(c)	[***].

12	INFRINGEMENT

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12.1

Licensors and Licensee agree to inform the other Party promptly in writing of any actual or suspected infringement of the Licensed Patent(s) by a third party. Nothing in this Agreement shall be construed as requiring any Party to institute any infringement action against athird party.

12.2	[***].
12.3	Thereafter, Licensors and Licensee shall each have the right to institute an action for infringement of the Licensed Patent against such third party in accordance with the following:

a.

If both Licensors and Licensee agree to institute suit jointly, the suit shall be brought in both their names, [***]. Each Party, at its option, may be represented by separate counsel of its own selection, the fees for which shall be paid by that Party.

b.	In the absence of an agreement to institute a suit jointly, [***].

c.	[In the absence of an agreement to institute a suit jointly, [***].

d.	If Licensee undertakes to defend the Licensed Patent(s) by litigation, [***].

12.4	Claim from Third Parties

Without prejudice to any other right it may have, should a claim or suit that the manufacturing, marketing, offering for sale, sale of the Licensed Product(s) or use of the Licensed Patent(s) by Licensee as authorized hereunder and/or exercise by Licensee of any rights granted to it by Licensors pursuant to the terms hereof, infringe a third party's intellectual property rights be threatened or made against Licensors, Licensee, or any party having the right to use the Licensed Patent(s) through Licensee, each of Licensors and Licensee agrees that it shall give the other Party prompt written notice detailing as many facts as possible concerning such claim and shall consult and cooperate fully with one another to decide what action, if any, should be taken in the defence of such claim.

[***]. If the third party claiming the infringement is successful in obtaining a judgment against Licensee or any of its sub-licensees or if the parties agree [***]. If Licensee elects not to defend against such claim or suit, [***].

12.5	In all cases Licensee agrees to keep Licensors reasonably apprised of the status and progress of any litigation.

13	TERM ANDTERMINATION
13.1	TERM OF THE AGREEMENT

The term of this Agreement shall commence on the Effective Date and shall terminate upon the last to expire, or become abandoned, Licensed Patent(s), whether by statute or otherwise, unless it earlier terminates by operation of law or by acts of the parties in accordance with the terms of this Agreement.

13.2	TERMINATION BY LICENSEE

Licensee may, [***], terminate this Agreement by doing all of the following:

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13.2.1	Ceasing to make, have made, use, import, sell and offer for sale all Licensed Product(s), except for liquidation of inventory which shall be subject to the terms of this Agreement; and,

13.2.2	Paying all amounts due as well as all non-cancelable costs to Licensors through the termination date under this Agreement; and

13.2.3	Submitting a final report of the type described in Section 6; and,

13.2.4	Terminating all sub-licenses, and causing all sub-licensees and Affiliates to cease making, having made, using, importing, selling and offering for sale all Licensed Product(s).

13.2.5	Returning any Confidential Information provided by Licensors.

13.3	TERMINATION BY LICENSORS

Licensors may terminate this Agreement in their sole and absolute discretion if any of the following events of default occur:

13.3.1

Licensee or any Affiliate or sub-licensee is [***] late in paying to Licensors any royalties, expenses or any other monies due under this Agreement and Licensee does not pay Licensors in full within [***] of written demand by either of the Licensors;

[***] if Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party's intention to file an involuntary petition in bankruptcy; or

13.3.3	Licensee or any Affiliate or sub-licensee is in breach or default of this Agreement or of any sub-license Agreement other than those occurrences

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listed in Sections 13.3.1 and 13.3.2 and Licensee fails to cure the breach or default within [***] of written notice of such breach or default. Events constituting a breach or default shall include, but are not limited to, the following:

(a)	breach of any material portion of this Agreement;

(b)	failure to keep adequate records or permit inspection or audit at the end of the notice period.

In the event the breach is not cured within the notice period this licensing Agreement and all rights granted to Licensee shall automatically terminate.

13.4

13.4.1	[***].
13.4.2

In the event that Licensee fails to comply with the insurance obligations set out in Section 7.2, and in the event that Licensee fails to cure that default within [***] of notice from Licensors, Licensors at their discretion, shall have the right to terminate this Agreement. One month before termination, Licensors shall inform Licensee of their intention and will review their position, when justified, on the basis of the information provided in writing by Licensee during this period.

13.5	EFFECT OFTERMINATION

13.5.1

Termination of this Agreement shall not release Licensors or Licensee from any obligation or liability which shall have matured prior to termination nor shall termination rescind or require reimbursement of any payment or consideration made or given by either Party, except as otherwise specifically provided herein. If the terms of this Agreement expressly state that a right or obligation survives its termination, such right or obligation shall survive to the degree necessary to allow complete fulfilment or discharge of such right or obligation.

14	GENERAL PROVISIONS

14.1	DISPUTE RESOLUTION AND ARBITRATION

In the event of any dispute arising out of or relating to this Agreement, the affected party shall promptly notify the other party ("Notice Date"), and the parties shall attempt in good faith to resolve the matter. Any disputes not so resolved shall be referred to senior executives, who shall meet at a mutually acceptable time and location [***] after the Notice Date, the parties hereby irrevocably agree to submit the matter to arbitration in accordance with the provisions of sections 620 to 655 of the Code of Civil Procedure of the province of Quebec.

The above notwithstanding, for any dispute arising between Florida Tech and Licensee to which McGill is not a party, venue for resolution of such dispute shall be Brevard County, Florida. If arbitration, the Parties hereby irrevocably agree to venue in Brevard County, Florida and waive all objection thereto. Any arbitrator's award shall be enterable and enforceable by a court having jurisdiction to enforce the award against the party against whom the award is made. If litigation, the Parties hereby irrevocably agree to venue in Brevard County, Florida and waive all objection thereto, and to submit to the jurisdiction of the courts of the State of Florida, and waive all objection

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thereto.

14.2	ASSIGNMENT

Licensee may assign this Agreement, together with all rights and obligations under this Agreement: (i) in whole, but not in part, to an Affiliate of Licensee, upon written notice to Licensors; and (ii) in connection with a merger, amalgamation or sale or all or a material part of Licensee’s business (including, for the avoidance of doubt, the business of any of Licensee’s Affiliates. Licensors may individually or collectively assign their rights or obligations under this Agreement in their sole discretion, upon written notice to Licensee.

14.3	ENTIRE AGREEMENT

The terms and promises contained in this Agreement constitutes the entire agreement and understanding between Licensors and Licensee and shall supersede all previous communications, representations, agreements or understandings either oral or written, between Licensors and Licensee hereto with respect to the subject matter hereof and no agreement or understanding varying or extending this Agreement will be binding upon either Licensors or Licensee, unless in writing.

14.4	FORCE MAJEURE

Neither Licensors nor Licensee shall be in default under the terms of this Agreement as a result of failure or delay in performance provided such delay or failure is caused by events that are beyond the reasonable control of a Party. Causes deemed to be beyond the control of the parties shall include, but not be limited to, revolutions, civil disobedience, fires, acts of God, war, embargoes, strikes or other labour disputes, laws, governmental, administrative or judicial orders, proclamations, regulations, ordinances, demands, or requirements.

14.5	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the province of Quebec and the laws of Canada applicable therein, subject to Section 15 below.

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14.6	HEADINGS

The section and subsection headings used in this Agreement are to be used only for convenience and reference. Such titles and headings shall not define or limit the scope of sections or subsections of this Agreement, and shall not affect the construction or interpretation of any of such sections or subsections.

14.7	INDEPENDENCE OF THE PARTIES

McGill, Florida Tech and Licensee are independent entities engaged in independent businesses, and neither Party nor any agent or employee of either Party shall be regarded as an agent or employee of the other. Nothing herein shall be construed as reserving to either Party the right to control the other in the  conduct of its employees or business, nor shall either Party have the authority to make any promise guarantee, warranty or representation which will create any obligation or liability whatsoever, whether express or implied, on behalf of the other. McGill, Florida Tech and Licensee are not joint venturers or partners.

14.8	NOTICES

All notices, reports, payments, requests, consents, demands, and other communications between Licensors and Licensee pertaining to this Agreement, shall be in writing and shall be deemed duly given and effective (a) when actually received by mail or personal delivery or e-mail, or (b) when mailed by prepaid registered or certified mail to the receiving Party at the address set forth below, or to such other address as may be later designated by written notice by either Party.

Licensors' Notification Address:

Office of Innovation and Partnerships,  McGill University

[***]

Florida Institute of Technology

[***]

Licensee Notification Address:

Liminal BioSciences Inc. [***]

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WITH A COPY TO:

[***]

[***]

14.9	SEVERABILITY

The provisions of this Agreement are severable, and should any provision(s) of this Agreement be determined by agreement of the Parties or by a court of competent jurisdiction, to be illegal, invalid or unenforceable, the parties and the court shall have the right to strike the provision(s) or modify the provision(s) within the original intent of the parties, to make the provision valid and enforceable. All other provisions of this Agreement shall remain in full force and effect.

14.10	USE OF NAME AND TRADEMARKS

Neither Party shall, without prior written consent of the other Party, use such other Party's name or trademarks or any adaptations. Neither Party will publicly disclose the nature or commercial terms of the Agreement without prior written consent by the other Party. Any press release or public statement concerning the Agreement will be pre- approved both parties in writing before release.

14.11	WAIVER OF RIGHTS

In order to be effective, any waiver, by either Party, of any right under this Agreement, must be in writing and signed by an authorised representative of the Party making the waiver. Failure of Licensors or Licensee to enforce a right or strict performance under this Agreement shall not be deemed to prevent Licensors or Licensee from subsequently asserting or exercising any right or from requiring strict performance. Waiver or failure to enforce shall not affect the validity of this Agreement.

14.12	NO RELATIONSHIP

This Agreement does not establish a joint venture, agency or partnership between the parties, nor created an employer-employee relationship.

14.13	EXTENDED OPERATION

This Agreement shall be binding upon the parties, their heirs, agents, successors and

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permitted assigns.

14.14	PARTIAL INVALIDITY

If any provision of this Agreement or the application of it to any person or circumstances is held to be invalid or unenforceable, the remainder of this

Agreement or the application of the provision to persons or circumstances other than those as to which it is held invalid or unenforceable is not affected.

14.15	SURVIVAL

The provisions of Sections 4 Consideration, 5 Reports, 6 Audit, 9 Patent, 10 Disclaimer of Warranties, 11 Indemnification and 12 Infringement and any other provision of this Agreement that by its nature is intended to survive shall survive any termination or expiration of this Agreement.

14.16	LANGUAGE OFTHIS AGREEMENT

This Agreement is drawn up in English at the request of the parties. Le present contrat est redige en anglais a la demande des parties.

15	BAYH-DOLE ACT

Funding for the Licensed Patents and any Licensed Product(s) was provided for by the United States National Institutes of Health under contract numbers R01-DK044730 and R01- HL081873.    This Agreement is subject to the provisions of the Bayh-Dole Act  35

U.S.C. §200 et seq.

[Signature Page and Appendixes to Follow]

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Signed in Montreal, Province of Quebec, Canada, and Melbourne, Florida, United States of America.

LICENSORS:LICENSEE:

The Royal Institution for the Advancement of Learning/McGill University

   /s/ Martha Crago

______________________________________

By:  Martha Crago

Title:  Vice-Principal Research and Innovation

     July 17, 2020

Date

Witness

Florida Institute of Technology, Inc.

   /s/ Dr. Marco Carvalho

Office of the President By: Dr. Marco Carvalho

Title: Executive Vice President for Academics

    July 17, 2020

Date Witness

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Fairhaven Pharmaceuticals Inc.

   /s/ Kenneth Galbraith

By: Kenneth Galbraith Title: President

    July 17, 2020

Date

Witness

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APPENDIX "A" LICENSED PATENTS

[***]

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APPENDIX "B" ROYALTIES

I.	Royalties to Licensors

In consideration for the licenses and rights granted hereunder, Licensee shall pay to:

A.	McGill - A royalty of [***] of Net Sales Revenues, payable in Canadian Dollars [***]

B.	Florida Tech - A royalty of [***] of Net Sales Revenues, payable in US Dollars [***]

II.	[***]

[***]

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